Exhibit 10.47

Egr. Sig. Michele Conforti 38 Eaton Mews South London SW1W9HR (UK)	Dear Mr. Michele Conforti 38 Eaton Mews South London SW1W9HR (UK)

Il presente documento costituisce l'aggiornamento della precedente lettera di distacco datata 22 Aprile 2013. Tale aggiornamento sostituisce interamente Ia precedente lettera di distacco che quindi non e´ piu´ effettiva ed in forza.

La presente per comunicarLe che, a far data dal 14 Maggio 2014, Lei verrà temporaneamente distaccato presso Ia nostra holding, Affinion International Holdings Limited, in UK, ove assumerà le funzioni di responsabile dell´area commerciale, operativa, sviluppo corporate e prodotti con incarico di armonizzare le procedure economiche, commerciali e operative del Gruppo Affinion International.

This amendment and restated secondment letter amends and restates in its entirely the previous secondment letter dated 22 April 2013, which shall be of no further force and effect.

I have pleasure in confirming that from the 14 May 2014 you will be temporarily seconded to our holding company Affinion International Holdings Limited, in UK, where you will have the duties of head of the commercial, operations and corporate/products development areas, with the duty of harmonizing the economic, commercial and operative procedures & controls of the Affinion International Group.

In ogni caso, Le sue mansioni Le saranno più ampiamente dettagliate con comunicazione separata della Affinion International Holdings Limited.	In any case, your duties will be better specified by Affinion International Holdings Limited.
Tale distacco è determinato dalla necessità per Ia nostra società di implementare le sinergie infragruppo e l'armonizzazione delle procedure economiche, commerciali e operative.	The prospected secondment is due by the necessity to develop and implement the synergy within the Group companies, and harmonize the economic, commercial and operative procedures.

II distacco avrà Ia durata di mesi 24, salvo revoca anticipata da parte nostra e al termine dello stesso, salvo che ciascuna delle parti abbia notificato all'altra il proprio intento di non rinnovare il presente accordo di distacco inviando comunicazione scritta entro un mese dall'inizio del periodo successivo o dall'eventuale data successiva stabilita come scadenza del presente accordo di distacco, lo stesso sarà automaticamente rinnovato per un periodo addizionale di un anno. Nel caso in cui una o entrambe le parti scelgano di non rinnovare il presente accordo di distacco, Lei riprenderà servizio presso Ia nostra società nelle mansioni attualmente svolte o in altre equivalenti alle condizioni di cui al suo contratto di impiego.

The secondment will have a duration of 24 months, except in case of anticipated revocation and at the end of it, unless either party shall have given notice to the other of its intent not to renew this secondment agreement by providing written notice at least one month prior to the initial or any subsequent scheduled expiration date, this secondment agreement shall automatically renew for an additional one-year period. In the event one or both parties elect not to renew this secondment agreement, subject to your employment agreement, you will be allowed to rejoin our company in your actual (or equivalent) Job Title.

Ciascuna parte potrà porre fine al presente distacco dando preavviso scritto di almeno sei mesi. Resta naturalmente inteso che il distacco cesserà naturalmente, senza bisogno di preavviso alcuno, in caso di risoluzione del rapporto di lavoro.

The present secondment will be terminable on six months written notice by either party or immediately upon termination of the employment agreement.
II presente distacco non costituisce in alcun modo impegno da parte nostra a garantire una durata minima del rapporto o del distacco di 24 mesi.	Under no circumstances shall the secondment guarantee a minimum length of the relationship (for the initial 24 months secondment or otherwise).
La preghiamo di volerci restituire copia della presente firmata per accettazione.	Please sign the present letter of acceptance and let us have a copy of it.

Cordiali saluti	Kind regards
09 Maggio 2014 Milano, Italia Affinion International S.r.l. /s/ Steve Dyde Per accettazione 09 Maggio 2014 Milano, Italia Michele Conforti /s/ Michele Conforti	9th May 2014 Milan, Italy Affinion International S.r.l. /s/ Steve Dyde For acceptance 9th May 2014 Milan, Italy Michele Conforti /s/ Michele Conforti

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